Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

7.25% SERIES B NON-VOTING CONVERTIBLE
PREFERRED STOCK

OF

COUNTRYWIDE FINANCIAL CORPORATION

     Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

     Countrywide Financial Corporation, a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in Article Third of its Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly called and held on August 22, 2007 duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

     RESOLVED, that pursuant to the authority vested in the Board of Directors by the Restated Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series preferred stock having a par value of $0.05 per share, with a liquidation preference of $100,000 per share (the “Liquidation Preference”) which shall be designated as 7.25% Series B Non-Voting Convertible Preferred Stock (the “Preferred Stock”) consisting of 20,000 shares having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

     1. Ranking. The Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, rank (i) senior to the common stock, par value $0.05 per share (the “Common Stock”), of the Company and to each other class of capital stock or series of preferred stock established after August 22, 2007 by the Board of Directors the terms of which do not expressly provide that it ranks on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the Common Stock of the Company as “Junior Stock”); and (ii) on a parity with any other shares of Preferred Stock issued by the Company in the future and any other class of capital stock or series of preferred stock issued by the Company established after August 22, 2007 by the Board of Directors (collectively referred to as “Parity Stock”). The Company’s ability to issue Parity Stock shall be subject to the provisions of Section 6 hereof.

     2. Dividends.

     (a) Payment of Dividends. The holders of shares of the Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee thereof, out of funds of the Company legally available therefor, cumulative cash dividends at the rate per annum of 7.25% of the Liquidation Preference per share. Such cash dividends shall be payable, if declared, quarterly in arrears on February 15, May 15, August 15 and November 15, of each year, or, if such day is not a Business Day (as defined below), on the next Business Day (each such date, a “Dividend Payment Date”). Dividends shall begin to accumulate on the Preferred Stock on the Issue Date and shall be deemed to accumulate from day to day whether or not earned or declared until paid. The first Dividend Payment Date shall be November 15, 2007 (the “Initial Dividend Payment Date”). Each declared dividend shall be payable to holders of record of the Preferred Stock as they appear on the stock books of the Company at the close of business on such record dates, not more than sixty (60) calendar days nor less than ten (10) calendar days preceding the Dividend Payment Date therefor, as determined by the Board of Directors (each such date, a “Record Date”); provided, however, that if a redemption date for the Preferred Stock occurs after a dividend is declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid. Quarterly dividend periods (each, a “Dividend Period”) shall commence on and include the first day, and shall end on and include the last day, of the calendar quarter that immediately precedes the calendar quarter in which the corresponding Dividend Payment Date occurs. The dividend to be paid to holders of the Preferred Stock on the Initial Dividend Payment Date shall be payable in respect of the Dividend Period (the “Initial Dividend Period”) commencing on and including the Issue Date (as defined below) and ending on and including November 15, 2007. “Business Day” shall mean any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

     (b) The initial amount of dividends payable on each share of the Preferred Stock outstanding on a Record Date for each full Dividend Period shall be $1,812.50. The amount of dividends payable for any Dividend Period which, as to a share of Preferred Stock (determined by reference to the redemption or retirement date thereof), is other than a full three months shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve thirty-day months.

     Dividends on the Preferred Stock shall be cumulative, and from and after any Dividend Payment Date on which any dividend or any payment upon redemption or conversion that has accumulated or been deemed to have accumulated through such date has not been paid in full, additional dividends shall accumulate in respect of the amount of such unpaid dividends or unpaid redemption or conversion payment (the “Arrearage”) at the rate per annum of 7.25%. Such additional dividends in respect of any Arrearage shall be deemed to accumulate from day to day whether or not earned or declared until the Arrearage is paid, shall be calculated as of such successive Dividend Payment Date and shall constitute an additional Arrearage from and after any Dividend Payment Date to the extent not paid on such Dividend Payment Date. References in any Article herein to dividends that have accumulated or that have been deemed to have accumulated with respect to the Preferred Stock shall include the amount, if any, of any Arrearage together with any dividends accumulated or deemed to have accumulated on such Arrearage pursuant to the immediately preceding two sentences. Additional dividends in respect of any Arrearage may be declared and paid at any time, in whole or in part, without reference to any regular Dividend Payment Date, to holders of Preferred Stock as they appear on the record books of the Company on such record date as may be fixed by the Board of Directors. Dividends in respect of any Arrearage shall be paid in cash.

     (c) Priority as to Dividends. The Company shall not declare, pay or set apart funds for any dividends or other distributions (other than in Common Stock or other Junior Stock) with respect to any Common Stock or other Junior Stock of the

Company or repurchase, redeem or otherwise acquire, or set apart funds for repurchase, redemption or other acquisition of, any Common Stock or other Junior Stock through a sinking fund or otherwise, in any case during or in respect of any Dividend Period, unless all dividends (including any Arrearage and dividends accumulated in respect thereof) have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Preferred Stock for all Dividend Periods terminating on or prior to the date of such declaration, payment, repurchase, redemption or acquisition. When dividends (including any Arrearage and dividends accumulated in respect thereof) are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Preferred Stock and any Parity Stock, dividends declared on the Preferred Stock and Parity Stock shall only be declared pro rata based upon the respective amounts that would have been paid on the Preferred Stock and such Parity Stock had dividends (including any Arrearage and dividends accumulated in respect thereof) been declared and paid in full.

     (d) Any reference to “dividends” or “distributions” in this Section 2 shall not be deemed to include any distribution made in connection with any voluntary of involuntary dissolution, liquidation or winding up of the Company.

     3. Conversion Rights.

     (a) Upon the terms and in the manner set forth in this Section 3 and subject to the provisions for adjustment contained in Section 3(f), the shares of Preferred Stock shall be convertible, in whole or in part, at the option of the holders thereof, at any time after the Issue Date (as hereinafter defined), upon surrender to the Company of the certificate(s) for the shares to be converted, into (i) a number of fully paid and nonassessable shares of Common Stock equal to the aggregate Liquidation Preference of the Preferred Stock to be converted divided by the conversion price of $18.00 (as such price may be adjusted from time to time in accordance with this Section 3, the “Conversion Price”), plus (ii) if the Issue Date occurs on or prior to a Distribution Date (as defined in the Amended and Restated Rights Agreement, dated as of November 27, 2001, as amended, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), an equal number of Rights to purchase Series A Preferred Stock (the “Rights”) issued pursuant to the Rights Agreement, plus (iii) an amount in cash equal to the amount of all accumulated and unpaid dividends through the end of the last full Dividend Period, whether or not declared (including any Arrearage and dividends accumulated in respect thereof), thereon. As used herein, the term “Issue Date” shall mean the date of initial issuance of the Preferred Stock.

     (b) In order to convert shares of Preferred Stock, the holder thereof shall deliver a properly completed and duly executed written notice of election to convert specifying the number (in whole shares) of shares of Preferred Stock to be converted. Each holder of Preferred Stock shall (i) deliver a written notice to the Company at its principal office or at the office of the agency which may be maintained for such purpose (each, a “Common Stock Conversion Agent”) specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, (ii) surrender the certificate for such shares of Preferred Stock to the Company or the Common Stock Conversion Agent, accompanied, if so required by the Company or the Common Stock Conversion Agent, by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or the Common Stock Conversion Agent duly executed by the holder or its attorney duly authorized in writing, and (iii) pay any transfer or similar tax required by Section 3(h).

     (c) (i) A “Common Stock Conversion” shall be deemed to have been effected at the close of business on the date (the “Common Stock Conversion Date”) on which the Company or the Common Stock Conversion Agent shall have received a written notice of election to convert, a surrendered certificate, any required payments contemplated by Section 3(h) below, and all other required documents. Immediately upon conversion, the rights of the holders of Preferred Stock shall cease and the persons entitled to receive the shares of Common Stock upon the conversion of such shares of Preferred Stock shall be treated for all purposes as having become the beneficial owners of such shares of Common Stock.

     (ii) As promptly as practicable after the Common Stock Conversion Date (and in no event more than five days thereafter), the Company shall deliver or cause to be delivered at the office or agency of the Common Stock Conversion Agent, to or upon the written order of the holders of the surrendered shares of Preferred Stock, (A) a certificate or certificates representing the number of fully paid and nonassessable shares of Common Stock, with no personal liability attaching to the ownership thereof, free of all taxes with respect to the issuance thereof, liens, charges and security interests and not subject to any preemptive rights, into which such shares of Preferred Stock have been converted in accordance with the provisions of this Section 3, and any cash payable in respect of fractional shares as provided in Section 3(d) and (B) the amount of cash, if any, due in respect of such surrendered shares pursuant to clause (ii) of Section 3(a), payable in immediately available funds, at such account designated by the holder.

     (iii) Upon the surrender of a certificate representing shares of Preferred Stock that is converted in part, the Company shall issue or cause to be issued for the holder a new certificate representing shares of Preferred Stock equal in number to the unconverted portion of the shares of Preferred Stock represented by the certificate so surrendered.

     (d) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion or redemption of any shares of Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion or redemption of a share of Preferred Stock, the Company shall pay to the holder of such share of Preferred Stock an amount in cash (computed to the nearest cent) equal to the product of (i) such fraction and (ii) the current market price (as defined in Section 3(f)(v) below) of a share of Common Stock on the Business Day next preceding the day of conversion or redemption. If more than one share shall be surrendered for conversion or redemption at one time by the same holder, the number of full shares of Common Stock issuable upon conversion or redemption thereof shall be computed on the basis of the aggregate Liquidation Preference of the shares of Preferred Stock so surrendered.

     (e) The holders of Preferred Stock at the close of business on a Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof or the Company’s default in payment of the dividend due on such Dividend Payment Date.

     (f) The Conversion Price shall be subject to adjustment as follows:

     (i) If the Company shall (1) declare or pay a dividend on its outstanding Common Stock in shares of Common Stock or make a distribution to holders of its Common Stock in shares of Common Stock (other than a distribution of Rights), (2) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (3) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (4) issue by reclassification of its shares of Common Stock other securities of the Company, then the Conversion Price in effect immediately prior thereto shall be adjusted so that a holder of any shares of Preferred Stock thereafter converted shall be entitled to receive the number and kind of shares of Common Stock or other securities that such holder of Preferred Stock would have owned or been entitled to receive after the happening of any of the events described above had such shares of Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this Section 3(f)(i) shall become effective on the date of the dividend payment, subdivision, combination or issuance retroactive to the record date with respect thereto, if any, for such event. Such adjustment shall be made successively.

     (ii) If the Company shall issue any shares of Common Stock, or any rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock (including any distribution of Rights, whether or not currently outstanding, upon the occurrence of any Distribution Date (as defined in the Rights Agreement)), at a price per share that is lower than the then current market price per share of Common Stock (as defined in Section 3(f)(v) below), the Conversion Price shall be adjusted in accordance with the following formula:

( N x P )
	AC	=	C x	O + ( M )
O + N
where
	AC	=	the adjusted Conversion Price
	C	=	the current Conversion Price
	O	=	the number of shares of Common Stock outstanding on the
record date
	N	=	the number of additional shares of Common Stock offered
	P	=	the offering price per share of the additional shares
	M	=	the current market price per share of Common Stock on the
record date

The adjustment shall be made successively whenever any such rights, options, warrants or convertible or exchangeable securities are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options, warrants or convertible or exchangeable securities.

     (iii) Upon the expiration of any rights, options, warrants or convertible or exchangeable securities issued by the Company to all holders of its Common Stock (including any Rights) which caused an adjustment to the Conversion Price pursuant to Section 3(f)(ii), if any of such rights, options, warrants or convertible or exchangeable securities in whole or in part shall not have been exercised, then the Conversion Price shall be increased by the amount of the initial adjustment of the Conversion Price pursuant to Section 3(f)(ii) in respect of such expired rights, options, warrants or convertible or exchangeable securities.

     (iv) If the Company shall distribute to all holders of its outstanding Common Stock any shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness or assets (excluding ordinary cash dividends and dividends or distributions referred to in Sections 3(f)(i) and (ii) above) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in Section 3(f)(ii) above) (any of the foregoing being hereinafter in this Section 3(f)(iv) called the “Securities or Assets”), then in each such case, unless the Company elects to reserve shares or other units of such Securities or Assets for distribution to the holders of Preferred Stock upon the conversion of the shares of Preferred Stock so that a holder converting shares of Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder of Preferred Stock is entitled, the amount and kind of such Securities or Assets which such holder of Preferred Stock would have received if such holder had, immediately prior to the record date for the distribution of the Securities or Assets, converted its shares of Preferred Stock into Common Stock, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (as defined in Section 3(f)(v) below) of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors in good faith) of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and of which the denominator shall be the current market price per share of the Common Stock on such record date; provided, however, that if the then fair market value (as so determined) of the portion of the Securities or Assets so distributed applicable to one share of Common Stock is equal to or greater than the current market price per share of the Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Preferred Stock shall have the right to receive, in addition to the shares of Common Stock to which such holder is entitled, the amount and kind of Securities and Assets such holder would have received had such holder converted each such share of Preferred Stock immediately prior to the record date for the distribution of the Securities or Assets. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

     (v) For the purposes of any computation under Section 2(d) or Section 3(f), and for the purposes of Section 3(d), the “current market price” per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the 10 consecutive trading days immediately prior to the date in question. The closing price for each day shall be (i) if the Common Stock is listed or admitted to trading on a national securities exchange, the closing price on the New York Stock Exchange or (ii) if the Common Stock is not listed or admitted to trading on any such exchange, the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices as reported by The Nasdaq Stock Market, or (iii) if bid and asked prices for the Common Stock on each such day shall not have been reported through The Nasdaq Stock Market, the average of the bid and asked prices for such date as furnished by any three New York Stock Exchange member firms regularly making a market in the Common Stock and not affiliated with the Company selected for such purpose by the Board of Directors, or (iv) if no such quotations are available, the fair market value of the Common Stock as determined by a New York Stock Exchange member firm regularly making a market in the Common Stock selected for such purpose by the Board of Directors.

     (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% of such price; provided, however, that any adjustments which by reason of this Section 3(f)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 3(f) shall be made to the nearest one-hundredth of a cent or to the nearest one-hundredth of a share, as the case may be.

     (vii) If the Company shall be a party to any transaction, including without limitation a merger, consolidation, sale of all or substantially all of the Company’s assets, reorganization, liquidation or recapitalization of the Common Stock (each of the foregoing being referred to as a “Transaction”), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Preferred Stock shall, at and after the consummation of the Transaction, be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Preferred Stock was convertible immediately prior to such Transaction plus the amount of cash, if any, payable in respect of one share of Preferred Stock pursuant to clause (ii) of Section 3(a). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 3(f)(vii) and it shall not consent or agree to the occurrence of any Transaction unless (x) the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of Preferred Stock, which shall contain a provision enabling the holders of Preferred Stock to convert at their option into the consideration received by holders of Common Stock at the Conversion Price immediately after such Transaction (plus the amount of cash, if any, payable in respect of one share of Preferred Stock pursuant to clause (ii) of Section 3(a)) and (y) the Preferred Stock shall remain outstanding as preferred stock of the successor or purchasing entity in the Transaction, with the seniority as to dividends, distributions and liquidation to which the Preferred Stock was entitled immediately prior to the Transaction. In connection with any Transaction, lawful provision shall be made so that, except as set forth in this paragraph, the terms of the Preferred Stock (or any stock issued in such transaction in consideration therefor) shall remain substantially unchanged to the extent practicable. The provisions of this Section 3(f)(vii) shall similarly apply to successive Transactions.

     (viii) Notwithstanding the provisions of this Section 3(f), the applicable Conversion Price shall not be adjusted (A) upon the issuance of any shares of Common Stock (and any associated Rights) (including upon the exercise of options or rights) or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or practice of or assumed by the Company or any of its Subsidiaries; or (B) upon the issuance of any shares of the Common Stock (and any associated Rights) pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date.

     (ix) For the purposes of this Section 3(f) and Section 3(i), the term “shares of Common Stock” shall mean (A) the class of stock designated as the Common Stock of the Company at the date hereof or (B) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from no par value to par value. If at any time, as a result of an adjustment made pursuant to Sections 3(f)(i), (iv) or (vii) above, the holders of Preferred Stock shall become entitled to receive any securities other than shares of Common Stock, thereafter the number of such other securities so issuable upon conversion of the shares of Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Preferred Stock contained in this Section 3(f).

     (x) Notwithstanding the foregoing, in any case in which this Section 3(f) provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 3(d).

     (xi) If the Company shall take any action affecting the Common Stock, other than any action described in this Section 3(f), which in the reasonable opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Preferred Stock, the Conversion Price for the Preferred Stock shall be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine in good faith to be equitable in the circumstances.

     (g) Whenever the Conversion Price is adjusted as herein provided, the chief financial officer of the Company shall compute the adjusted Conversion Price in accordance with the foregoing provisions and shall prepare a certificate setting forth such adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based. A copy of such certificate shall be filed promptly with the Common Stock Conversion Agent. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder of shares of Preferred Stock at such holder’s last address as shown on the stock books of the Company.

     (h) The Company will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Preferred Stock pursuant to this Section 3; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of Preferred Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

     (i) (i) The Company shall at all times reserve and keep available, free from all liens, charges and security interests and not subject to any preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its issued Common Stock held in its treasury, or both, for the purpose of effecting the conversion of Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all outstanding shares of Preferred Stock.

     (ii) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the Common Stock issuable upon conversion of Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

     (j) If (i) the Company shall declare a dividend on its outstanding Common Stock (excluding ordinary cash dividends) or make a distribution to holders of its Common Stock; (ii) the Company shall authorize the granting to the holders of the Common Stock of rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase any shares of Common Stock or any of its securities (other than as contemplated under Section 3(f)(viii)); or (iii) there shall be any reclassification of the Common Stock or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale or transfer of all or substantially all of the assets of the Company; then the Company shall cause to be mailed to the holders of Preferred Stock at their addresses as shown on the stock books of the Company, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (1) the date on which a record is to be taken for the purpose of such dividend or distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend or distribution are to be determined or (2) the date on which such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale or transfer.

     4. Liquidation Preference. (a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of shares of the Preferred Stock will be entitled to payment out of the assets of the Company legally available for distribution of an amount per share of Preferred Stock (the “Liquidation Amount”) held by such holder equal to the Liquidation Preference per share of Preferred Stock held by such holder, plus any accumulated and unpaid dividends in respect of such shares, whether or not declared (including any Arrearage and dividends accumulated in respect thereof), to the date fixed for liquidation, dissolution or winding-up, before any distribution is made on any Junior Stock, including, without limitation, Common Stock of the Company. After payment in full of the Liquidation Amount to which holders of Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Stock are not paid in full, the holders of the Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and any declared and unpaid dividends to which each is entitled.

     (b) Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company for purposes of this Section 4.

     5. Redemption.

     (a) The Company shall not have any right to redeem any shares of the Preferred Stock prior to the 10th anniversary of the Issue Date.

     (b) From and after the 10th anniversary of the Issue Date, if the daily closing price per share of Common Stock (determined in accordance with Section 3(f)(v)) exceeds 150% of the Conversion Price for 30 consecutive trading days ending on the date prior to the mailing of a Redemption Notice (as defined below), then the Company shall have the right, at its option and election, to redeem all, but not less than all, outstanding shares of Preferred Stock by paying the Liquidation Amount (calculated as if the date of redemption was the date fixed for liquidation, dissolution or winding-up) therefor in cash out of funds legally available for such purpose.

     (c) The Company shall send a notice of any redemption of shares of Preferred Stock pursuant to Section 5(b) (a “Redemption Notice”) to the holders of the Preferred Stock by first class mail, postage prepaid, at each such holder’s address as it appears on the stock record books of the Company, not more than 270 nor fewer than 180 days prior to the date fixed for redemption, which date shall be set forth in such notice (the “Redemption Date”), and shall set forth in reasonable detail the calculations and supporting data used by the Company in its determination that it had the right to effect such redemption. On or after the Redemption Date, except with respect to shares of Preferred Stock for which a Common Stock Conversion Date has occurred on or prior to such Redemption Date, each holder of the shares of Preferred Stock called for redemption in accordance with the terms hereof shall surrender the certificate evidencing such shares to the Company at the place designated in the Redemption Notice and shall thereupon be entitled to receive payment of the Liquidation Amount (calculated as if the date of redemption was the date fixed for liquidation, dissolution or winding-up) in cash. From and after the Redemption Date, all dividends on shares of Preferred Stock shall cease to accumulate and all rights of the holders thereof as holders of Preferred Stock shall cease and terminate, except if the Company shall default in payment of the Liquidation Amount on the Redemption Date in which case all such rights shall continue unless and until such shares are redeemed and such price is paid in accordance with the terms hereof.

     6. Voting Rights.

     (a) Except as expressly provided in this Section 6 or as otherwise required by applicable law or regulation, holders of the shares of Preferred Stock shall have no voting rights.

     (b) If dividends on shares of the Preferred Stock shall not have been paid for six Dividend Periods, upon written notice to the Secretary by holders of at least a majority of the then outstanding shares of the Preferred Stock, the number of directors constituting the Board of Directors shall thereupon be increased by two. Subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of shares of the Preferred Stock, voting together as a class, shall have the exclusive right to elect two additional directors until full dividends have been paid or declared and set apart for payment for two consecutive Dividend Periods. To exercise this right, holders of at least a majority of the then outstanding shares of the Preferred Stock may by written notice to the Secretary request that the Company call a special meeting of the holders of the Preferred Stock for the purpose of electing the additional directors and, if such non-payment of dividends is continuing, the Company shall call such meeting within twenty days after receipt of such written request. If the Company fails to call such meeting with twenty days after receipt of such written request, or within twenty-five days after the mailing of such request within the United States of America by registered mail addressed to the Secretary of the Company at its principal office, any holder of Preferred Stock may call such a meeting at the expense of the Company. Any holder of Preferred Stock that calls such meeting shall have access to the stock books of the Company for the purpose of causing such a meeting to be so called. Any directors elected by the holders of Preferred Stock shall be deemed to be in a class separate from the classes of directors established by the Restated Certificate of Incorporation of the Company. If any director so elected by the holders of the Preferred Stock shall cease to serve as a director before his term shall expire, the holders of the Preferred Stock then outstanding may, at the next annual meeting of stockholders or at a special meeting requested by any holder of the Preferred Stock in accordance with the procedures described above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant. The term of such directors elected thereby shall terminate, and the total number of directors shall be decreased by two, upon the payment or the declaration and setting aside for payment of full dividends on the Preferred Stock for two consecutive Dividend Periods.

     (c) So long as any shares of the Preferred Stock are outstanding, the Company shall not, without the consent or vote of the holders of at least two-thirds of the outstanding shares of the Preferred Stock, voting separately as a class, (1) amend, alter or repeal or otherwise change (including in connection with any merger or consolidation) any provision of the Restated Certificate of Incorporation of the Company or this Certificate of Designation if such amendment, alteration, repeal or change would adversely affect the rights, preferences, powers or privileges of the Preferred Stock or (2) authorize, create or increase the authorized amount of or issue any additional shares of the Preferred Stock or any class or series of any equity securities of the Company, or any warrants, options or other rights convertible or exchangeable into any class or series of any equity securities of the Company, in each case ranking senior to or on parity with the Preferred Stock, either as to dividend rights or rights on liquidation, dissolution or winding up of the Company.

     7. Preemptive Rights.

     (a) Except for (i) the issuance of any of the options, rights, warrants or other securities described in Section 3(f)(viii), or any issuance of any shares of Common Stock upon the exercise or conversion of any of such options, rights, warrants or other securities, or any distribution of Rights, (ii) a subdivision (including by way of a stock dividend) of the outstanding shares of Common Stock into a larger number of shares of Common Stock, and (iii) the issuance of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar non-financing transaction, if the Company wishes to issue any shares of capital stock or any other securities convertible into or exchangeable for capital stock of the Company (collectively, “New Securities”) to any person (the “Proposed Purchaser”), then the Company shall send written notice (the “New Issuance Notice”) to the holders of the Preferred Stock, which New Issuance Notice shall state (A) the number of New Securities proposed to be issued and (B) the proposed purchase price per share of the New Securities (the “Proposed Price”).

     (b) For a period of ten business days after the giving of the New Issuance Notice, each holder of the Preferred Stock shall have the right to purchase up to its Proportionate Percentage (as defined below) of the New Securities at a purchase price equal to the Proposed Price and upon the terms and conditions set forth in the New Issuance Notice. Each holder shall have the right to purchase up to that percentage of the New Securities determined by dividing (i) a number equal to the number of shares of Common Stock into which the shares of Preferred Stock then owned by such holder are convertible by (ii) the sum of (A) the number of shares of Common Stock then outstanding and (B) the number of shares of Common Stock into which all outstanding shares of Preferred Stock are convertible (the “Proportionate Percentage”).

     (c) The right of each holder to purchase the New Securities shall be exercisable by delivering written notice of its exercise, prior to the expiration of the ten business day period referred to in Section 7(b) above, to the Company, which notice shall state the amount of New Securities that the holder elects to purchase. The failure of a holder to respond within the ten business day period shall be deemed to be a waiver of the holder’s rights under this Section 7 only with respect to the issuance described in the applicable New Issuance Notice.

     (d) In the event that any holder of the Preferred Stock is not permitted under applicable law to exercise any of its rights to purchase New Securities under this Section 7, such holder may, at its sole discretion, assign its rights under this Section to any affiliate of such person.

     8. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Restated Certificate of Incorporation. The shares of Preferred Stock shall have no preemptive or subscription rights, except as expressly set forth in Section 7 hereof.

     9. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

     10. Reissuance of Preferred Stock. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased by the Company or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

     11. Mutilated or Missing Preferred Stock Certificates. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the transfer agent (if other than the Company).

     IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by Sandor E. Samuels, Executive Managing Director and Chief Legal Officer and attested by Susan E. Bow, Senior Managing Director, General Counsel, Corporate and Securities, and Secretary of the Company, this 22nd day of August, 2007.

By: /s/ Sandor E. Williams Name: Sandor E. Williams Title: Executive Managing Director and Chief Legal Officer

ATTEST:

By: /s/ Susan E. Bow
Name: Susan E. Bow
Title:    Senior Managing Director,
            General Counsel, Corporate and Securities, and Secretary